Exhibit 10.4
December__, 2020

Ms. Patricia K. Collawn
President and Chief Executive Officer
PNM Resources, Inc.
Corporate Headquarters
Albuquerque, NM 87158-1275

Re:    Amendment to the 2020 Long-Term Incentive Plan

Dear Pat:

On March 30, 2020, PNM Resources, Inc. (the “Company”) adopted the 2020 Long-Term Incentive Plan, which has been amended on one occasion (the “Plan”). The Plan was adopted pursuant to the PNM Resources, Inc. 2014 Performance Equity Plan. As the Company’s President and Chief Executive Officer, you are an eligible participant in the Plan and may be entitled to certain Performance Share Awards, depending on the achievement of the performance metrics during the Performance Period.
The Company entered into an Agreement and Plan of Merger, dated as of October 20, 2020, by and among Avangrid, Inc., NM Green Holdings, Inc. and PNM Resources, Inc. (the “Company”) (the “Merger Agreement”) and in connection with the Merger Agreement, the Company is authorized to take such actions as are necessary or appropriate to prevent any payments or benefits that could be paid or provided from constituting “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code (the “Code”)). The Company deems it appropriate to amend the Plan to provide for the delivery of the Performance Shares under the Plan upon your involuntary termination of employment following the closing of the transaction contemplated by the Merger Agreement to remediate certain potential consequences imposed under Section 280G of the Code.
Pursuant to the resolutions adopted by the Company’s Board of Directors on December 4, 2020, the Company hereby amends the Plan as follows effective as of December 4, 2020:
1.Solely as it pertains to Patricia K. Collawn, the fourth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the First Amendment to the Plan is hereby amended and restated in its entirety to read as follows:
•A prorated Performance Share Award will be provided to an Officer who becomes Disabled during the second half of the Performance Period (in other words, between July 1, 2021 and December 31, 2022) or who has a Separation from Service in the second half of the Performance Period (in other words, between July 1, 2021 and December 31, 2022) due to death, or Impaction. A prorated Performance Share Award will not be paid to an

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-23894834-8503-5986.2

Officer who becomes Disabled or incurs a Separation from Service for either of these reasons during the first half of the Performance Period. An Officer will not be entitled to receive an Award under the Plan unless the Officer (1) remains employed through the end of the Performance Period, (2) incurs a Qualifying Change in Control Termination prior to the end of the Performance Period or (3) incurs a Separation from Service prior to the last day of the Performance Period for the reasons set forth in this paragraph.
2.Solely as it pertains to Pat K. Collawn, the eighth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•If an individual ceases to be an Officer during a Performance Period but remains employed by the Company or its Affiliates, the Committee may pay a prorated Performance Share Award to the former Officer on such terms and conditions as the Committee deems to be appropriate as long as the individual was an Officer for at least half of the Performance Period. If an individual ceases to be an Officer during the Performance Period and subsequently becomes Disabled or terminates employment due to death, or Impaction, the Committee may pay a prorated Performance Share Award to the former Officer, provided the individual was an Officer for at least half of the Performance Period.
3.Solely as it pertains to Pat K. Collawn, Section 1(b) (Performance Share Awards – Separation from Service; Forfeiture) of Attachment D (2020 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(b)    Separation from Service; Forfeiture. Unless an Officer (or individual) qualifies for a full or prorated Award as described in the Plan due to a Qualifying Change in Control Termination, Disability during the second half of the Performance Period or as the result of a Separation from Service during the second half of the Performance Period due to death or Impaction, or as otherwise described in the Plan, the Officer's Award will be forfeited upon the Officer's Separation from Service prior to the end of the Performance Period. If the Company terminates an Officer’s employment for Cause during or following the expiration of the Performance Period, all vested and unvested Performance Shares shall be canceled and forfeited immediately, regardless of whether the Officer elects Retirement.

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-23894834-8503-5986.2

4.Solely as it pertains to Pat K. Collawn, Section 1(c) (Performance Share Awards – Form and Timing of Delivery of Stock) of Attachment D (2020 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(c)    Form and Timing of Delivery of Stock. All of the Performance Shares awarded and vested pursuant to the Plan will be paid in Stock on or before March 15 of the calendar year following the calendar year in which the Performance Period ends (in other words, by March 15, 2023). The Performance Shares granted under this Plan are intended to fit within the short-term deferral exception to Section 409A of the Code. If the Company determines that the Performance Shares do not qualify for the short-term deferral exception to Section 409A, the restrictions described in Section 18.3 of the PEP will apply to the Performance Shares. If the transaction contemplated by the Merger Agreement closes prior to the end of the Performance Period, pursuant to the Merger Agreement, the “Earned Performance Shares” (as defined in the Merger Agreement) shall be determined prior to the closing of the transaction contemplated by the Merger Agreement. In such instance, the Earned Performance Shares due to Ms. Collawn shall be delivered to her within thirty (30) days following the earliest of (1) her Qualifying Change in Control Termination, (2) her Disability during the second half of the Performance Period, (3) her termination of employment in the second half of the Performance Period due to death or Impaction, or (4) between January 1, 2023 and March 15, 2023.
This Letter Amendment amends only the provisions of the Plan as set forth herein. Those provisions not expressly amended by this Letter Amendment shall continue in full force and effect. Notwithstanding the foregoing, this Letter Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Letter Amendment.

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-23894834-8503-5986.2

If you are in agreement with the terms of this Letter Amendment, please so indicate by signing and returning to me a signed copy of this letter, which will constitute our binding agreement.
PNM RESOURCES, INC.

By:    /s/ Joseph D. Tarry
Its:    Senior Vice President and Chief
Financial Officer

AGREED,

/s/ Patricia K. Collawn                 December 17, 2020
Patricia K. Collawn                    Date
President and Chief Executive Officer

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-23894834-8503-5986.2